CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated November 17, 2006 on the financial statements and financial highlights of FundX Upgrader Fund, FundX Aggressive Upgrader Fund, FundX Conservative Upgrader Fund and FundX Flexible Income Fund, each a series of Professionally Managed Portfolios. Such financial statements and financial highlights appear in the 2006 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 23, 2007